EXHIBIT 99.2

Good Morning Ladies and Gentlemen

On behalf of all of us at Medis Technologies, allow me to express our delight at joining in this ceremonial ringing of the opening bell at NASDAQ, commemorating the fifth anniversary of Medis Technologies' listing on the NASDAQ. We all recognize that NASDAQ is the market place of choice for the shares of those companies involved in innovative, break-through technology, of a kind that changes our world for the better. We believe that Medis Technologies is eminently qualified for inclusion in that group of companies.

Medis is an American based company, with leading scientists in Israel, working in the forefront of science in a number of areas. Our primary focus is on the development of a fuel cell Power Pack capable of charging the batteries of a broad array of portable electronic devices such as cell phones, PDA’s, MP3’s, electronic games and digital cameras. In this respect, from what we know, we are the only company in the world that has successfully developed a powerful, safe and inexpensive small fuel cell for the broad consumer market. We are indeed proud of yesterday's announcement that we have received the Frost and Sullivan 2005 Excellence in Technology Award in the field of micro fuel cells.

The need for a power source like our Power Pack is exploding as the device manufacturers offer ever more products with increasing capabilities and as the mobile operators press for more advanced devices to transmit more data for their "enterprise" market customers and more attractive devices for consumer use to increase average revenue per user. These directions are reflected in a push to 3G cell phones offering music, video and mobile TV. Given the limitations on battery capabilities, in order to satisfy the consumer, all of these devices require the stepped up power and longer lasting power offered by our Power Pack. Medis already has in place an effective distribution system through distributors with access to all of the major the retail stores capable of carrying our Power Pack product. Importantly, we are in the process of entering into Cooperation Agreements with some of the largest mobile operators in the US and Europe which have as their purpose exposing our Power Pack products to their customer and subscriber base numbering hundreds of millions of customers. Yesterday, General Dynamics Corp., the exclusive marketer of our fuel cell products for the US Armed Forces and Homeland Security announced its satisfaction with the results of military specification testing of our Power Packs and that it plans to offer them as a power source for their secure, GSM Sectera mobile phones. GD will be demonstrating our products at an important military conference this week.

We are also quickly moving towards large scale production of our Power Pack products. We anticipate installing a semi-automated production line at the end of this year and completing a fully automated line capable of producing 1.5 million Power Packs per month in mid- 2006. Last week, we announced that Celestica, a leading Electronic Manufacturing Services provider is helping us design the semi-automated line and has been identified as the EMS provider of choice for future manufacturing and helping develop the large scale fully automated line.

Our CellScan System - an advanced static cytometer - opens many opportunities for working with human cells, We have made important strides in the ability to pretest human cancer cells to help determine the appropriate chemotherapeutic agent to which those cells are most receptive which can improve patient survival rates. The CellScan has also demonstrated valuable capabilities in detecting drug allergies and helping develop new approaches to fight disease.

Based on our electro-chemical know-how and employing nano-technology, we are now developing a new device, that would enable the detection of a broad range of explosives when carried by people; through a safe, easy to handle, very inexpensive detector. We plan to continue improving this detector which holds out the prospect of strengthening security techniques.

In all of our activities, we are guided by the biblical injunction of "heal the world". Our goal, in a commercial setting, is to utilize the cutting edge of science to make life better, healthier and more secure for our fellow denizens on this planet earth and for the future generations who come after us.

By being listed on the NASDAQ, we offer the opportunity for those investors who believe in our technology, our team and our goals to participate in our company and join us in our quest.